Exhibit 10.11

SONDER HOLDINGS INC.

Confirmatory Employment Letter

September 14, 2021

Francis Davidson Tanguay

95 Cascade Drive

Mill Valley, CA 94941

Dear Francis:

This letter agreement (the “Agreement”) is entered into between Sonder Holdings Inc. (the “Company” or “we”), the Company’s wholly owned subsidiary, Sonder USA Inc. (“Sonder USA”), and you. This Agreement is effective as of the date signed below (the “Effective Date”). The purpose of this Agreement is to confirm the current terms and conditions of your employment.

1. Position. Your current title is CEO & Co-Founder of Sonder USA Inc. This is a full-time position. While you render services to the Company, Sonder USA Inc., or their applicable affiliates (the “Company Group”) you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) without the prior approval of the Company’s Human Resources Department (“HR”). A list of outside activities with prior approval is summarized in Exhibit A, attached hereto. By signing this Agreement, you confirm to the Company Group that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company Group.

2. Compensation and Benefits.

(a) Base Salary. Your rate of annual base salary as of the Effective Date will be $360,000.00 per year, less applicable withholding, which will be paid in accordance with Sonder USA’s normal payroll procedures.

(b) Annual Bonus Opportunity. You will not be entitled to an annual target bonus opportunity. Should the Board determine in the future that you will be eligible for an annual target bonus opportunity, your actual bonuses shall be based upon achievement of performance objectives to be determined by the Board in its sole and absolute discretion. Bonuses payable under future annual target bonus opportunities, if any, will be paid as soon as practicable after the Board determines that the applicable performance objectives relating to such bonuses have been achieved, but you must be employed by and in good standing with a member of the Company Group on the date a bonus is paid out in order to earn such bonus.

(c) Employee Benefits. As a full-time employee, you will continue to be eligible to participate in Sonder USA’s standard benefit plans as in effect from time to time, on the same basis as those benefit plans are generally made available to other similarly situated executives of Sonder USA. Such benefit plans are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefits plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or there are no such governing documents, in Sonder USA’s policies.

+1 (617) 300 0956	sonder.com

101 15th Street, San Francisco, CA 94103	Taking Stay Further

(a) Equity Awards. You will be eligible to receive compensatory equity awards such as stock options or restricted stock unit awards from the Company on the terms and conditions determined by the Board in its sole discretion.

(b) Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the applicable policy of Sonder USA, as in effect from time to time. In the event that any expense reimbursements are taxable to you, such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from Section 409A is specified in Sonder USA’s expense reimbursement policy.

(c) Discretionary Time Off. You may take paid time off from work (for vacation, wellness, to care for another, etc.) at your reasonable discretion. Discretionary time off is paid based on your regular base pay. You must ensure that you manage your time off in a manner that prioritizes work responsibilities while balancing personal needs and/or commitments. You are expected to meet deadlines, customer needs, and all job performance requirements, as well as coordinate coverage for your responsibilities during any period of absence. If extended time off in excess of five (5) consecutive business days is needed for a reason other than vacation, you must contact HR. In that situation, appropriate Company management will need to approve the absence and determine whether (and to what extent) the absence will be paid or qualify as a leave of absence under the law or our policies. You will not receive any payment at termination for discretionary time off. The Company will interpret and apply its time off benefits to comply with all national, state, and local laws.

3. Severance & Change of Control Benefits. In connection with executing this Agreement, you are also entering into a Participation Agreement between you and the Company (the “Severance Agreement”) under the Company’s Key Executive Change in Control and Severance Plan (the “Severance Plan,” and together with the Severance Agreement, the “Severance Documents”), which is incorporated herein by reference.

4. Proprietary Information and Inventions Assignment Agreement. As an employee of a member of the Company Group, you will continue to have access to certain confidential information of the Company Group and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company Group. To protect the interests of the Company Group, your acceptance of this Agreement reaffirms that the terms of Sonder USA’s Proprietary Information, Invention Assignment and Non-Interference Agreement that you executed on March 31, 2020 (the “PINA”) continue to be in effect.

+1 (617) 300 0956	sonder.com

101 15th Street, San Francisco, CA 94103	Taking Stay Further

5. At-Will Employment. You acknowledge and agree that your employment with Sonder USA will be “at-will” employment and may be terminated at any time with or without cause or notice. You understand and agree that neither your job performance nor commendations, bonuses, or the like from any member of the Company Group give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with Sonder USA or any other member of the Company Group. However, as described in this Agreement, you may be eligible to receive severance benefits under the Severance Documents depending on the circumstances of the termination of your employment with the Company Group.

6. Tax Matters.

(a) Withholding. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law, and you will be solely responsible for any and all taxes arising in connection with this Agreement and compensation paid or payable to you, including but not limited to any taxes, penalties and interest, if any, arising under Section 409A.

(b) Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted to so be exempt or comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company or any other member of the Company Group. You agree that no member of the Company Group has any duty to design its compensation policies in a manner that minimizes your tax liabilities.

7. Entire Agreement, Amendment and Enforcement. This Agreement, the Severance Documents, the PINA, the Mutual Arbitration Agreement, and any stock option or other equity award agreements between you and the Company supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and any member of the Company Group (including, but not limited to the Employment Agreement between you and Flatbook Corp. dated February 25, 2015 and the Intellectual Property Assignment Agreement between you and Flatbook Corp. dated February 25, 2015), and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the principles of conflict of laws thereof.

+1 (617) 300 0956	sonder.com

101 15th Street, San Francisco, CA 94103	Taking Stay Further

8. Miscellaneous.

(a) Arbitration. You agree that any and all controversies, claims, or disputes with anyone (including any member of the Company Group and any employee, officer, director, shareholder or benefit plan of any member of the Company Group in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company Group, will be subject to arbitration in accordance with the provisions of the Mutual Arbitration Agreement.

(b) Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(e) Acknowledgment. You acknowledge that you have had the opportunity to discuss this Agreement with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

* * * * *

[Signature Page Follows]

+1 (617) 300 0956	sonder.com

101 15th Street, San Francisco, CA 94103	Taking Stay Further

We are extremely excited about your continued employment with Sonder USA!

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Very truly yours,

SONDER HOLDINGS INC.

By:	/s/ Philip Rothenberg
Philip Rothenberg, General Counsel

SONDER USA INC.

By:	/s/ Nicole LaFlamme
Nicole LaFlamme, VP of HR

I have read and accept this Agreement:

/s/ Francis Davidson Tanguay

Francis Davidson Tanguay

Dated: 9/14/21

+1 (617) 300 0956	sonder.com

101 15th Street, San Francisco, CA 94103	Taking Stay Further

EXHIBIT A

APPROVED OUTSIDE ACTIVITIES

1. Board service - Serve on the board of directors of:

a) one or more charitable organizations; or

b) one or more non-competing corporate organizations,

provided any such service does not present a conflict of interest to the Company or affect your duties to the Company.

+1 (617) 300 0956	sonder.com

101 15th Street, San Francisco, CA 94103	Taking Stay Further